EXHIBIT 10.49
AMENDMENT NO. 3 TO ESCROW AGREEMENT
     This Amendment No. 3 to Escrow Agreement is made this 24th day of March, 2009, by and among AMDL, Inc., a Delaware corporation (“Buyer”), Jade Capital Group Limited, a British Virgin Islands corporation (“Jade Capital”), Pearl King Global Limited (“Pearl King”), and Homing Nominees Limited (“Homing”) (collectively Pearl King and Homing are referred to as “Shareholders”) and Louis Taubman, Esquire (in his capacity as Escrow Holder hereunder, the “Escrow Holder”).
RECITALS
     This Amendment is being entered into in reference to the following facts:
     A. During the period after the execution of the Escrow Agreement dated as of September 28, 2008 (“Escrow Agreement”) and the date hereof, the China State Federal Drug Agency (“SFDA”) has undergone significant changes in administration and the SFDA has recently changed its policies with regard to the approval process for both drug and device applications, none of which changes could have been reasonably anticipated by the parties to the Escrow Agreement at the time of execution thereof. In addition, the SFDA has changed its rules and now requires clinical trials in China which could not have been completed by the Company prior to the original or extended date for receipt of approval of DR-70®.
     B. Both Buyer and Jade Capital have proceeded diligently with the preparation and processing of the SFDA application for approval of
DR-70®.
     C. In fairness to Jade Capital and its stockholders, Buyer has agreed to extend the date for receipt of SFDA approval of DR-70® to March 28, 2010.
     NOW, THEREFORE, it is agreed as follows:
     1. Article 2 of the Escrow Agreement is amended and restated to read in full as follows:
“ARTICLE 2 – THE ESCROW
     The Escrow Holder shall disburse the Escrow Shares in accordance with the following procedures:
     (a) If, before March 28, 2010, Jade Capital and/or the Shareholders shall have demonstrated that People’s Republic of China State Federal Drug Agency or other appropriate agency (“SFDA”) has issued a permit or the equivalent regulatory approval for Buyer to sell and distribute DR-70® in the People’s Republic of China without qualification (the “Approval to Market DR-70®”), in form and substance satisfactory to Buyer, then the Escrow Holder shall promptly disburse the Escrow Shares to Jade Capital and/or Shareholders, in such proportions as Jade Capital shall instruct.
     (b) If Jade Capital has not notified Escrow Holder that the SFDA has issued the Approval to Market DR-70® before March 28, 2010, or if Buyer disputes that the purported approval is satisfactory, the Escrow Shares shall be delivered by Escrow Holder to Buyer for cancellation.”
     2. All other provisions of the Escrow Agreement, as amended, shall remain unchanged by this Amendment No. 3.
     IN WITNESS WHEREOF, the parties have caused this Amendment No. 3 to be duly executed as of the date and year first above written.

“BUYER”	“JADE CAPITAL”

AMDL, INC., a Delaware corporation	Jade Capital Group Limited, a British Virgin Islands corporation

By:	By:
Douglas C. MacLellan, President	Minghui Jia, Managing Director

Agreed and accepted:	“SHAREHOLDERS”

“ESCROW HOLDER”	PEARL KING GLOBAL LIMITED

/s/	By:

Louis Taubman, Esquire	Minghui Jia, Director

HOMING NOMINEES LIMITED

By: Benefit Capital Limited

By:
Authorized Officer

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